Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426
Mercer Insurance Group announces 1st Quarter 2010 Earnings and increased dividend
Pennington, New Jersey, April 29, 2010 — Mercer Insurance Group, Inc. (Nasdaq: MIGP) reported its operating results today for the quarter ended March 31, 2010.
Highlights:
•	Net income of $0.54 per diluted share versus $0.46 per diluted share in the prior year’s quarter,

•	Operating income of $0.49 per diluted share versus $0.51 per diluted share in the prior year’s quarter,

•	A GAAP combined ratio of 98.1% versus 98.4% in the prior year’s quarter,

•	Book value per share of $26.20,

•	Increase in quarterly shareholder dividend to $0.10 per share, a 33% increase.
Andrew R. Speaker, President and CEO, noted “We are pleased, under the circumstances, that our operating income is comparable to last year’s quarter, despite having incurred winter storm losses during the quarter. In recent years we have managed our east coast book to minimize our catastrophic weather exposures, and, noting that our winter storm losses are proportionately less than some of our competitors, we are pleased with the result of our efforts to manage these exposures.”
Speaker continued, “We are also pleased to report that the Board of Directors has authorized an increase in our quarterly dividend to $0.10 per share. While we carefully balance our capital levels to support our current business, future opportunities and our credit ratings, we also seek to provide a good return for our shareholders.”
Speaker concluded, “Underwriting discipline is the touchstone of our Company’s culture, and we will continue to demonstrate that discipline in every aspect of our business. We are confident that this will best position the Company to achieve profitable results, increase book value and leave us positioned well for changing market and economic conditions. Our book value has grown to $26.20 per share, and we will continue our strong focus on steady growth in this book value.”

Financial Summary (in thousands, except per share data)

	Three Months Ended
	March 31,
	(unaudited)
	2010	2009
Total revenue	$39,169	$39,192
Net premiums written	32,000	31,856
Net premiums earned	34,735	35,582
Net investment income	3,506	3,603
Net realized gains (losses) on investments	472	(481)
Net income	3,472	2,891

Earnings per share — Basic	$0.55	$0.47
Earnings per share — Diluted	$0.54	$0.46

Combined ratio	98.1%	98.4%
Book value per share	$26.20	$22.93

Reconciliation of non-GAAP financial measures:

Net income	$3,472	$2,891
Net realized gains (losses) on investments, net of tax	312	(317)
Net operating income	3,160	3,208

Operating earnings per share — Basic	$0.50	$0.52
Operating earnings per share — Diluted	$0.49	$0.51
In the quarter ended March 31, 2010, the Company reported GAAP net income under U.S. generally accepted accounting principles (GAAP) of $3.5 million, or $0.54 per diluted share. This result compares to net income of $2.9 million, or $0.46 per diluted share, for the same quarter of the previous year. Although current year net income was not burdened by the number of fire and property losses reflected in net income of the first quarter of 2009, first quarter 2010 net income was adversely affected by losses related to winter storms in March in the after tax amount of $800,000, or $0.12 per diluted share. These 2010 property losses are largely those associated with catastrophe number 96, which was the northeaster storm which struck the mid-Atlantic region in mid-March. Included in the current year’s net income are net realized gains of $472,000, as compared to net realized losses of $481,000 for the quarter ended March 31, 2009. These net realized gains include $8,000 in other than temporary impairments in the current year, and $535,000 of such impairments in net realized losses in the first quarter of 2009. Operating income for the quarter ended March 31, 2010, was consistent with that of the prior year at $3.2 million.

The Board of Directors of Mercer Insurance Group, Inc. has approved an increased dividend of $0.10 per share, to be paid on June 28, 2010 to shareholders of record on June 11, 2010.
Operating income and operating earnings per share are non-GAAP financial measures that we present because we believe they enhance an investor’s understanding of Mercer’s core operating performance. Operating income and operating earnings per share consist of net earnings adjusted for after-tax net realized investment gains and losses.
Mercer Insurance Group, Inc. offers commercial and personal lines of insurance to businesses and individuals principally in seven states through its insurance subsidiaries: Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., Financial Pacific Insurance Company and Franklin Insurance Company. Mercer Insurance Group trades under the symbol “MIGP” and has an “A” (Excellent) rating from A.M. Best Company, Inc.
Certain of the statements in this press release (other than statements of historical facts) are forward-looking statements. Such forward-looking statements include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the Company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Income
(in thousands, except per share and share data)

	Quarter Ended
	March 31,
	2010	2009
	(unaudited)	(unaudited)

Net premiums earned	$34,735	$35,582
Investment income, net of investment expenses	3,506	3,603
Realized investment gains (losses)	472	(481)
Other revenue	456	488
Total revenue	39,169	39,192

Losses and loss adjustment expenses	21,913	22,199
Amortization of deferred policy acquisition costs	9,385	9,905
Other expenses	2,764	2,891
Interest expense	351	352
Total expenses	34,413	35,347

Income before income taxes	4,756	3,845
Income taxes	1,284	954

Net income	$3,472	$2,891

Net income per common share:
Basic	$0.55	$0.47
Diluted	$0.54	$0.46

Weighted average number of shares outstanding:
Basic	6,259,228	6,180,227
Diluted	6,413,489	6,233,044

Supplementary Financial Data

Net written premiums	$32,000	$31,856

Book value per common share	$26.20	$22.93

GAAP combined ratio	98.1%	98.4%

Consolidated Balance Sheet
(in thousands, except share amounts)

	March 31, 2010	December 31, 2009
	(unaudited)
ASSETS
Investments, at fair value:
Fixed income securities, available-for sale	$384,044	$365,464
Equity securities, at fair value	10,229	9,484
Total investments	394,273	374,948
Cash and cash equivalents	26,742	39,927
Premiums receivable	36,966	36,405
Reinsurance receivable	77,002	79,599
Prepaid reinsurance premiums	5,959	5,871
Deferred policy acquisition costs	18,261	18,876
Accrued investment income	3,821	4,287
Property and equipment, net	21,141	21,516
Deferred income taxes	5,052	4,941
Goodwill	5,416	5,416
Other assets	4,215	3,568
Total assets	$598,848	$595,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$311,414	$311,348
Unearned premiums	73,955	76,601
Accounts payable and accrued expenses	9,753	12,150
Other reinsurance balances	16,296	12,386
Trust preferred securities	15,597	15,592
Advances under line of credit	3,000	3,000
Other liabilities	4,632	4,069
Total liabilities	$434,647	$435,146

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,074,333 shares, outstanding 6,898,936 and 6,883,498 shares	—	—
Additional paid-in capital	$72,289	$72,139
Accumulated other comprehensive income	12,906	12,220
Retained earnings	89,104	86,101
Unearned ESOP shares	(1,724)	(1,878)
Treasury Stock, 632,076 shares	(8,374)	(8,374)
Total stockholders’ equity	164,201	160,208
Total liabilities and stockholders’ equity	$598,848	$595,354